Misonix, Inc. Announces Fourth Quarter and

Fiscal Year End 2014 Financial Results

Fourth Quarter Net Revenues UP 48%;

BoneScalpel™Revenue UP 65%; SonaStar® Revenue up 75%;

Fiscal Year Revenue Increased 15%;

Net Income of $1.4 million or $0.19 per Diluted Share

For Immediate Release

Investor Relations Contacts:
Misonix Contact:	Lytham Partners, LLC
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – September 10, 2014 — Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, skull based surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today announced financial results for the fourth quarter and full year fiscal 2014 ended June 30, 2014.

Highlights for the fourth quarter and full year 2014 included:

•	Net sales for the fourth quarter fiscal 2014 were $5.6 million, a 48% increase, compared to $3.8 million for the same period in fiscal 2013. For the full year, revenue increased 15% to $17.1 million versus $14.8 million in fiscal 2013. Net Income for the fiscal year ended June 30, 2014 totaled $1.4 million or $0.19 per diluted share.
•	BoneScalpel revenue increased 65% to $2.5 million versus $1.5 million in the fourth quarter of fiscal 2013. For the full year, BoneScalpel revenue increased 21% to $7.7 million.
•	BoneScalpel units sold or consigned worldwide in fourth quarter fiscal 2014 totaled 53 compared to 38 systems; an increase of 39%. For the full year, BoneScalpel units sold or consigned worldwide increased 38% to 190 versus 138 in the previous fiscal year.
•	BoneScalpel revenue in the United States increased 70% to $1.0 million in the fourth quarter fiscal 2014 compared to $612,000 during fourth quarter fiscal 2013. There were 59 BoneScalpel units consigned in the United States in fiscal year 2014 compared to 14 systems consigned during fiscal 2013. Total BoneScalpel units installed in the U.S. are 273.
•	BoneScalpel disposables units in the U.S. increased 20% to 17,453 from 14,548 units and totaled $2.8 million for the fiscal year 2014.
•	SonaStar revenue increased 75% to $2.4 million versus $1.4 million in the fourth quarter of fiscal 2013. For the full year, SonaStar revenue increased 20% to $6.3 million.
•	SonaStar units sold worldwide in fourth quarter fiscal 2014 totaled 38 compared to 20 systems, a 90% increase.
•	SonicOne® OR systems consigned in the U.S. were 22 units for fiscal year 2014 compared to 9 systems during fiscal 2013. SonicOne disposable revenue increased 268% for fiscal year 2014 to $1.2 million. SonicOne revenue increased 20% for fiscal year 2014 to $2.2 million.
•	Recurring revenue – comprised of BoneScalpel, SonaStar and SonicOne disposables sales - totaled $2.5 million, or 46% of total fourth quarter fiscal 2014 revenue.
•	Recurring revenue - comprised of BoneScalpel, SonaStar and SonicOne disposable sales -totaled was $8.6 million or 51% of total full year fiscal 2014 revenue.

Fourth Quarter Fiscal 2014 Financial Results

Total Revenue for the three months ended June 30, 2014 was $5.6 million, a 48% increase, when compared to $3.8 million for the same period in fiscal 2013. The increase was attributable to a 65% increase in BoneScalpel revenue to $2.5 million, a 75% increase in SonaStar revenue to $2.4 million and a 15% increase in SonicOne revenue to $494,000.

There were 53 BoneScalpel units sold or consigned worldwide during fourth quarter fiscal 2014 compared to 38 BoneScalpel units sold or consigned during the fourth quarter of fiscal 2013. BoneScalpel disposable sales in the United States increased 64% to $900,000 during fourth quarter fiscal 2014 compared to the same period in fiscal 2013. There were 38 SonaStar units sold worldwide during fourth quarter fiscal 2014 compared to 20 SonaStar units sold during the fourth quarter of fiscal 2013. SonicOne OR disposables increased 206% to $310,000 for the fourth quarter of fiscal 2014. During the quarter the Company received royalty payments totaling $1.2 million.

The Company reported net income of approximately $1.4 million, or $0.18 earnings per diluted share, for fourth quarter fiscal 2014 compared to a net loss of $1.5 million, or $(0.22) loss per share, for the same period in fiscal 2013.

Full Year Fiscal 2014 Financial Results

Revenue for full year fiscal 2014 ended June 30, 2014 was $17.1 million, a 15% percent increase, compared to $14.8 million in fiscal 2013, principally attributable to an increase of 21% in BoneScalpel revenue to $7.7 million, a 20% increase in SonaStar revenue to $6.3 million and a 20% increase in SonicOne revenue to $2.2 million.

BoneScalpel units sold or consigned for the full year ended June 30, 2014 totaled 190 compared to 138 systems in full year 2013. BoneScalpel disposables revenue in the United States for full year fiscal 2014 increased 50% to $2.8 million versus the comparable period in 2013. SonaStar units sold for full year fiscal 2014 totaled 96 systems versus 70 systems sold in fiscal 2013. SonicOne units sold or consigned for full year fiscal 2014 totaled 46 systems, which included 22 consigned units, versus 54 systems, which included nine consigned units in fiscal 2013. SonicOne disposable revenue in the United States for full year fiscal 2014 increased 302% to $1.1 million versus the comparable period in 2013. Royalty income increased to $3.7 million for the twelve months ended June 30, 2014 compared to $2.4 million for the same period in fiscal 2013.

The Company reported net income of $1.4 million, or $0.19 per diluted share, for the full year ended June 30, 2014 compared to a net loss of $2.7 million, or $(0.38) loss per diluted share, for fiscal year 2013.

Michael A. McManus Jr., President and CEO stated, “Fiscal year 2014 was a very strong year for Misonix. We continued to develop momentum throughout the year in terms of increased unit sales, consignments and disposables revenue. BoneScalpel and SonaStar unit sales grew at strong double-digit rates for the fourth quarter was well as for the entire year. Recurring revenue – which is comprised of disposables revenue from our three major product lines – all experienced substantial double-digit growth as well. We are particularly pleased that recurring revenue for the full year hit 51% of total revenue. We are now beginning to benefit from our growing installed base of systems throughout the world.”

“Acceptance of our products by hospitals and surgeons around the world continues to expand,” Mr. McManus continued. “There is increasing recognition of the safety profile of our BoneScalpel as its utilization in surgical procedures has been shown to result in less blood loss, less bone fragmentation and reduction in overall time required to complete a surgical procedure. We are also very pleased to see the accelerating growth of the acceptance of the SonicOne for wound debridement in the operating room, as well as our SonaStar for precise soft tissue aspiration and powerful removal of tumors and bone structure. As we continue to aggressively market and demonstrate our products we believe we will be able to successfully increase our market penetration.and drive demand, revenue and profit growth.”

Mr. McManus concluded, “We made significant progress in fiscal 2014 in the marketing and the sales of our products. We plan to continue that momentum into fiscal 2015. We enter the new fiscal year with a strong financial foundation. We have cash that exceeds $7 million with no long-term debt. Our commitment over the years to fund operations from internally generated cash flow has served us well and we are now better positioned for improved organic and inorganic growth and continuing growth in our operational and financial results in the years to come.”

Conference Call:

The Company has scheduled a conference call today, Wednesday September 10, 2014 at 4:30 pm ET to review the results. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10052148. A webcast replay will be available in the Investor Relations section of the Company's website at www.misonix.com for 30 days.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Financial Tables to Follow

MISONIX, INC. And Subsidiaries

Consolidated Balance Sheets

Unaudited

	June 30, 2014	June 30, 2013
Assets
Current Assets:
Cash and cash equivalents	$7,039,938	$5,806,437
Accounts receivable, less allowance
for doubtful accounts of $136,868 and
$214,641, respectively	3,759,152	2,974,641
Inventories, net	4,217,350	4,034,477
Prepaid expenses and other current assets	367,830	387,371
Total current assets	15,384,270	13,202,926

Property, plant and equipment, net of accumulated depreciation and
amortization of $4,842,009 and $4,105,292, respectively	1,517,852	1,326,586
Goodwill	1,701,094	1,701,094
Intangible and other assets	924,653	1,129,321
Total assets	$19,527,869	$17,359,927

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,650,323	$2,208,999
Accrued expenses and other current liabilities	1,457,250	1,276,963
Total current liabilities	3,107,573	3,485,962

Deferred income	51,318	72,934
Deferred lease liability	16,614	23,811
Total liabilities	3,175,505	3,582,707

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,412,096 and
7,233,884 shares issued and 7,334,536 and 7,156,324 shares
outstanding, respectively	74,121	72,339
Additional paid-in capital	28,169,622	26,989,559
Accumulated deficit	(11,480,386)	(12,873,685)
Treasury stock, at cost, 77,560 shares	(410,993)	(410,993)
Total stockholders' equity	16,352,364	13,777,220
Total liabilities and stockholders' equity	$19,527,869	$17,359,927

MISONIX, INC. and Subsidiaries

Condensed Consolidated Statements of Operations

Unaudited

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2014	2013	2014	2013
Net sales	$5,578,147	$3,758,983	$17,060,435	$14,827,226

Cost of goods sold	1,927,362	2,474,054	5,933,867	7,427,247

Gross profit	3,650,785	1,284,929	11,126,568	7,399,979

Selling expenses	1,846,402	2,007,337	7,272,726	6,776,204
General and administrative expenses	1,172,767	1,155,818	4,691,055	4,446,489
Research and development expenses	397,378	352,769	1,711,751	1,496,058
Total operating expenses	3,416,547	3,515,924	13,675,532	12,718,751

Income (loss) from operations	234,238	(2,230,995)	(2,548,964)	(5,318,772)

Total other income	1,169,916	683,414	3,706,174	2,396,829

Income (loss) from continuing operations before income taxes	1,404,154	(1,547,581)	1,157,210	(2,921,943)

Income tax expense/(benefit)	16,754	(19,899)	30,630	(75,196)

Net income (loss) from continuing operations	1,387,400	(1,527,682)	1,126,580	(2,846,747)

Net income (loss) from discontinued operations, net of tax	1,793	(6,018)	266,719	175,782
Net income (loss)	$1,389,193	($1,533,700)	$1,393,299	($2,670,965)

Net income (loss) per share from continuing operations-Basic	$0.19	($0.22)	$0.15	($0.40)
Net income (loss) per share from discontinued operations-Basic	0.00	0.00	0.04	0.02
Net income (loss) per share-Basic	$0.19	($0.22)	$0.19	($0.38)

Net income (loss) per share from continuing operations-Diluted	$0.18	($0.22)	$0.15	($0.40)
Net income (loss) per share from discontinued operations-Diluted	0.00	0.00	0.04	0.02
Net income (loss) per share-Diluted	$0.18	($0.22)	$0.19	($0.38)

Weighted average common shares-basic	7,301,157	7,115,557	7,232,004	7,050,423

Weighted average common shares-diluted	7,684,842	7,115,557	7,467,592	7,050,423